UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 21, 2005

Duckwall-ALCO Stores, Inc.

(Exact name of registrant as specified in its charter)

Kansas	0-20269	48-0201080

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Cottage, Abilene, KS	67410-2832

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(785) 263-3350

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Regulation FD Disclosure
Item 7.01 - Regulation FD Disclosure

Recently the Board of Directors of Duckwall-Alco Stores, Inc. (the “Company”) approved the Company’s Fiscal 2007 Operating Plan, Fiscal 2007 Capital Expenditure Plan, IT Initiative, and New Store Proforma. Details and discussion of these items are set forth in the Current Report on Form 8-K.

Fiscal 2007 Operating Plan

Details and discussion of the Fiscal 2007 Operating Plan by comparable stores, non-comparable stores and corporate level are set forth below.

Income Statement:	Comp Stores(1)	% of Sales	Non-Comp Stores(2)	% of Sales	Total	% of Sales
Sales	439,910,517	100.0%	30,659,676	100.0%	470,570,193	100.0%
Gross Margin	146,849,715	33.4%	10,193,562	33.2%	157,043,277	33.4%
Store Operating Expenses:
SG&A (including store opening costs for
non-comp stores)	94,553,256	21.5%	8,372,572	27.3%	102,925,828	21.9%

Depreciation	4,807,103	1.1%	924,074	3.0%	5,731,177	1.2%

Total Store Operating Expenses	99,360,359	22.6%	9,296,646	30.3%	108,657,005	23.1%

Store Contribution	47,489,356	10.8%	896,916	2.9%	48,386,272	10.3%
Corporate SG&A:
Warehouse					8,877,544	1.9%
General Office					18,739,566	4.0%

Depreciation					4,087,369	0.9%

Total Corporate SG&A					31,704,478	6.7%

Earnings Before Interest and Taxes					16,681,793	3.5%

Interest					4,459,571	0.9%

Earnings Before Taxes					12,222,222	2.6%

Taxes					4,522,222	1.0%

Net Income					7,700,000	1.6%

EBITDA(3)					26,500,340	5.6%

EBIT(4)					16,681,793	3.5%

Select Financial Data:
Return on Average Assets(5)					4.00%
Return on Average Equity(6)					7.15%
Stores Beginning of Period					251
Stores End of Period					258
Selling Sq. Feet Beginning of Period					4,076,478
Selling Square Feet End of Period					4,204,046
Square Feet % Change					3.13%
SG&A % of Sales					29.83%
SG&A % of Gross Margin					89.38%
EBITDA per Average Selling Sq Ft(7)					$6.40
SG&A per Average Selling Sq Ft (7)					$33.90
Sales per Average Selling Sq Ft (7)					$113.66

(1)	Comparable Stores are those stores opened at the beginning of the previous fiscal year (Fiscal 2006) and still open at the end of the planned fiscal year (Fiscal 2007).

(2)	Non-Comparable Stores are those stores (a) opened in Fiscal 2006 which are planned to still be open at the end of Fiscal 2007, and (b) planned to open or close during Fiscal 2007.
(3)	EBITDA is Net Income before interest, taxes, depreciation and amortization. It is a non-GAAP financial measure.
(4)	EBIT is Net Income before interest and taxes.
(5)	Return on Average Assets is Net Income divided by ((beginning assets plus ending assets) divided by two).
(6)	Return on Average Equity is Net Income divided by ((beginning equity plus ending equity) divided by two).
(7)	Average Selling Square Feet is (beginning selling square feet plus ending selling square feet) divided by two.

Reconciliation and Explanation of Non-GAAP Financial Measures

EBITDA (earnings from continuing operations plus interest, taxes, depreciation and amortization) is a non-GAAP financial measure. Management believes this is useful because it is widely used as a benchmark against other companies. Also, EBITDA is used by investors to determine a company’s ability to service debt, reinvest in the business and/or return to shareholders. The following tables show how EBITDA and EBITDA per average selling square feet are calculated:

Fiscal 2007 Operating Plan

Net Income	$7,700,000

Plus interest	$4,459,571

Plus taxes	$4,522,222

=EBIT	$16,681,793

Plus depreciation and amortization	$9,818,547

=EBITDA	$26,500,340

Net Income per average selling square feet	$1.86

Plus interest per average selling square feet	$1.08

Plus taxes per average selling square feet	$1.09

=EBIT per average selling square feet	$4.03

Plus depreciation and amortization per average selling square feet	$2.37

=EBITDA per average selling square feet	$6.40

Management Discussion of Fiscal 2007 Operating Plan

The Company’s Fiscal 2007 Operating Plan is based on a comparable stores sales growth of 4%. Management believes that, through merchandising initiatives which will more heavily rely on soft-goods and electronics, and the installation of new point of sale and perpetual inventory hardware and software systems that will allow for more timely and accurate sales and inventory data collection, this sales growth is fully achievable.

In Fiscal 2007, the Company is planning to open ten new ALCO stores with approximately 18,000 selling square feet each. The current strategy is to open two locations per month for the first five months of the year. The Company anticipates these stores will have sales of $2.14 million in their first full year of operation. (See below for further discussion of new stores.) The plan contains a contingency to permit the Company to close three stores. If three stores are closed, the net change in store count for the year would be an increase of seven stores.

The gross margin is planned to improve 120 basis points based on the initiatives previously mentioned. The full realization of those changes relating to the rollout of the point of sale- perpetual inventory system will not be felt in Fiscal 2007 as the rollout will not be complete in all locations until mid-year 2006. Further, the Company expects overall freight expenses to increase 21% which will have a negative impact on gross margin.

Store selling, general and administrative expenses are planned at 21.9% of sales. This is a 120 basis point improvement from estimated results of 23.1% for Fiscal 2006. While the Company expects high expense growth in credit card fees, utilities and professional services related to the rollout of the point of sale system, it also expects to better leverage its advertising expenses through the use of more CO-OP programs. Store payroll is expected to grow at the inflation rate, although through Company review and implementation of new store procedures, payroll costs are expected to be better leveraged. The Company did not plan a minimum wage rate increase. If one is mandated, then other expense reduction action would be necessary.

For non-comparable stores, SG&A expense includes store pre-opening costs for the ten stores planned for Fiscal 2007 and an estimated nine new stores planned to be opened in the first quarter of Fiscal 2008. Also included in non-comparable stores SG&A is the estimated expenses to close three stores. These are expenses to liquidate inventory, remove furniture and fixtures and pay severance to employees, as applicable.

The plan anticipates store depreciation expense for comparable stores will increase for the rollout of the new point of sale system. The full impact of this program on depreciation will not be felt in Fiscal 2007 because of the staggered rollout. Some additional expense has also been planned for store maintenance and new fixtures in the electronics department.

Corporate selling, general and administrative expenses are planned at 6.7% of sales. Warehouse expenses will increase based on sales and inflation. Some efficiencies will be realized as the new perpetual inventory system is fully rolled out and the addition in Fiscal 2007 of a warehouse management software system. The plan anticipates that the general office will realize the expense reductions of the staff reorganization completed in Fiscal 2006, previously reported by the Company. In the IT department, the Company will see a significant increase in professional services from the hosting costs for the new hardware and software to support all the initiatives to update technology. Professional services will also remain high to comply with Section 404 of Sarbanes-Oxley and regulations adopted thereunder. Depreciation expense will increase significantly due to the hardware and software for the new technology.

Interest is growing based on the increased use of the Company revolving line of credit and anticipated increases in the interest rate. (For the Fiscal 2007 Operating Plan, the Company has assumed all financing for operations and capital expenditures will flow through the Company’s current revolving line of credit. The Company has finalized a financing agreement with G.E. Commercial Finance to provide capital and operating leases for the software and hardware up to $14.5 million in relation to an IT initiative discussed below. The Company will continue to seek alternative means of financing and initiate those agreements that will reduce interest rate risk.)

Income taxes are planned at a 37.0% effective rate.

Net income is planned at $7.7 million.

Projected Balance Sheet as of January 28, 2007
Assets
Cash	2,000,000
Receivables	1,979,000
Inventory	130,225,919
Prepaid Expenses	2,962,000

Total Current Assets	137,166,919
Fixed Assets	122,057,931
less Accumulated Depreciation	(74,097,911)

Net Fixed Assets	47,960,020
Capitalized Leases, net	1,576,249
Other Long Term	150,000
Deferred Income Taxes	1,700,000

Total Assets	188,553,188

Liabilities & Equity
Accounts Payable	26,164,242
Accrued Expenses	8,100,000
Income Taxes Payable	200,000
Other Liability-Current	6,000,000
Current Portion - Capital Lease Obligations	801,650

Total Current Liabilities	41,265,892
Revolver Notes	30,738,536
Capitalized Leases	2,019,098
Other Long Term Liabilities	1,246,072
Total Non-Current Liabilities	34,003,706

Common Stock - Par Value	388
Additional Paid in Capital	38,277,362
Net Income - Current Year	7,700,000
Retained Earnings	67,305,840

Total Stockholders’ Equity	113,283,590

Total Liabilities & Equity	188,553,188

The Company has planned inventory flat to the prior year. It is expected that efficiencies gained by using the new perpetual inventory and warehouse management software plus the initiatives taken in the current fiscal year to reduce inventory will offset the additional inventory required in connection with the of seven new locations.

Accounts payable as a percent of inventory is planned to increase based on newly negotiated vendor agreements.

For the Fiscal 2007 Operating Plan, the Company has assumed all financing for operations and capital expenditures will flow through the Company’s current revolving line of credit. The Company, subsequent to the creation of this plan, finalized a financing agreement with G.E. Commercial Finance to provide capital and operating leases for the software and hardware up to $14.5 million, of which approximately $7.0 million will be funded in Fiscal 2006. This will result in a reduction in the amount currently shown as the balance for the revolving line of credit and increase the amount shown for capital leases for that portion of leases that are capital leases. To the extent that the Company utilizes operating leases, some line items of the 2007 Fiscal Operating Plan income statement will change. Operating leases will be lease expense, lowering depreciation and therefore lowering EBITDA. The Company believes there will be no significant difference in the net income with the signing of this agreement. The Company will continue to seek alternative means of financing and initiate those agreements that will reduce interest rate risk.

Cash Flow Statement
Cash flows from operating activities:
Net Earnings	7,700,000
Adjustments for reconcile net earnings
to net cash provided by operating activities:
Depreciation and amortization	9,818,547
Deferred income taxes	(1,113,373)
Increase in receivables	(124,020)
Increase in inventories	(6,069,186)
Increase in prepaid expenses	(185,427)
Increase in accounts payable	3,459,374
Decrease in income taxes payable	(38,710)
Decrease in accrued expenses	(600,000)
Increase in accrued salaries & wages	73,854

Net cash provided by operating activities	12,921,059
Cash flows from investing activities:
Net cash used in investing
activities (see below)	(22,279,531)
Cash flow from financing activities:
Increase in revolver	10,776,958
Payments on long-term debt	(118,488)
Principal payments on capital lease obligations	(799,998)

Net cash provided by financing activities	9,858,472

Net increase in cash and cash equivalents	500,000
Cash and cash equivalents beginning of period	1,500,000

Cash and cash equivalents at end of period	2,000,000

Fiscal 2007 Capital Expenditure Plan.

Set forth below is the detail of the Company’s Fiscal 2007 Capital Expenditure Plan.

Store Openings Fiscal 2007	3,012,000
Store Openings Fiscal 2008	3,600,000
Facility Maintenance	4,368,531
Information Technology
IT Initiative (Fiscal 2007 portion)	7,024,000
Warehouse management system	2,000,000
Duckwall POS System	1,632,000
Other IT software/hardware	643,000
Total Capital Expenditures	22,279,531

The Company has planned capital expenditures at $22.3 million. Included in the Fiscal 2007 Capital Expenditure Plan is $3.6 million related to the land acquisition and construction of nine Fiscal 2008 stores. While these stores have yet to be selected, those stores that would be opening in the first quarter could require construction in progress funds to be used in Fiscal 2007. The Company then plans to sell these stores pursuant to a sale leaseback agreement, as is typical Company practice.

Included in facilities repair and maintenance is $1.4 million for the refixturing of the electronics department for the change in emphasis by the Company on this merchandise category.

For the Fiscal 2007 Operating Plan, the Company has assumed all financing for operations and capital expenditures will flow through the Company’s current revolving line of credit. The Company has finalized a financing agreement with G.E. Commercial Finance to provide capital and operating leases for the software and hardware up to $14.5 million in relation to an IT initiative discussed below. (Refer to Duckwall Alco Stores, Inc. 8-K filing dated December 7, 2005.) The Company will continue to seek alternative means of financing and initiate those agreements that will reduce interest rate risk.

IT Initiative

The Company’s IT infrastructure is out of date, therefore the Company performed a cost/benefit analysis to determine if investing capital in a point of sale - perpetual inventory system was an appropriate use of capital. Set forth below is a table describing the Company’s five year projection for anticipated costs and benefits of its IT Initiative to replace its IT infrastructure.

Cost Benefit Analysis	Fiscal 2007	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2011	Total
Annual Costs
Software Maintenance	556,167	556,167	556,167	556,167	556,167	2,780,835
Professional Services	556,700	536,700	536,700	536,700	536,700	2,703,500
Depreciation Expense	2,867,433	3,018,232	3,018,232	3,018,232	3,018,232	14,940,361
Incremental Interest	467,901	415,211	340,418	259,747	174,343	1,657,621
Direct Store Expenses	547,040	737,040	737,040	737,040	737,040	3,495,200

Total Annual Costs	4,995,241	5,263,351	5,188,557	5,107,886	5,022,482	25,577,517
Payback

Increased Margin $
due to Sales Increase	—	1,974,234	11,817,616	16,611,189	17,080,028	47,483,067
Sales Increase %(1)	0.00%	1.61%	9.68%	13.61%	14.00%
Increased Margin $ due
to Margin % improvement	—	(0)	2,547,886	4,647,783	4,662,104	11,857,773
Increase in Margin %(2)	0.00%	0.00%	0.57%	1.00%	1.00%
Reduction in Credit Card fees
with recognition of Debit Cards	—	769,920	890,220	890,220	890,220	3,440,580

Total Annual Payback	—	2,744,154	15,255,722	22,149,192	22,632,352	62,781,420

ROI $	(4,995,241)	(2,519,197)	10,067,165	17,041,306	17,609,870	37,203,903

(1)	Sales increase over base year
(2)	Margin increase over base year.

Based on models used by an outside consulting firm that assisted in the analysis of vendors, it was determined that the Company would experience a significant sales increase as it was able to merchandise its stores more timely and accurately, eliminating out stock - out of size situations to better satisfy the customers immediate buying needs. With better information regarding merchandise performance, the Company expects to be more selective in store SKU assortment, improving both margin and sales. The Company believes that over the first five years the total ROI for this system will be approximately $37.2 million.

The Company began the process of replacing and updating its IT infrastructure in Fiscal 2006 with the selection and installation of Oracle as its financial suite partner. The Company has also selected Tomax and Marketmax as its software provider for its point of sale, perpetual inventory and merchandise management systems. It has selected Dell as its hardware provider for these systems. The Company’s current plan is to have the IT Initiative fully installed and implemented at its ALCO stores by mid-year 2006.

New Store Proforma

Set forth below are the details and discussion of the Company’s New Store Proforma:

Income Statement
Year	1	2	3	4	5	6	7	8	9	10
Sales	2,142,136	2,227,821	2,316,934	2,409,612	2,505,996	2,606,236	2,710,485	2,818,905	2,931,661	3,048,927
Gross Margin	750,826	768,598	810,927	848,183	887,123	922,608	959,512	997,892	1,037,808	1,079,320
Direct Store Expenses:
SG&A	496,847	511,448	526,720	542,712	559,481	577,088	595,602	615,099	635,667	657,402
Depreciation	44,000	44,000	44,000	44,000	61,143	57,143	57,143	17,143	17,143	7,143

Total Direct
Store Expenses	540,847	555,448	570,270	586,712	620,624	634,231	652,744	632,242	652,810	664,545

Store
Contribution	209,979	555,448	570,270	586,712	620,624	634,231	652,714	632,242	652,810	664,545
Allocation of
Overhead	128,528	133,669	139,016	144,577	150,360	156,374	162,629	169,134	175,900	182,936
Pre-Openings
Expense	118,341	0	0	0	0	0	0	0	0	0
Income Taxes	(13,649)	29,408	37,441	43,251	42,971	48,841	53,331	72,711	77,366	85,781

Net Income	(23,241)	50,073	63,751	73,643	73,167	83,162	90,807	123,805	131,732	146,059

EBIDTA	7,110	123,481	145,191	160,894	177,282	189,145	201,281	213,659	226,241	238,982

EBIT	(36,890)	79,481	101,191	116,894	116,139	132,003	144,138	196,516	209,099	231,480

Inventory, net
of Accounts
Payable	340,904	336,521	332,951	328,655	324,545	337,526	351,028	365,069	379,671	394,858
Cash	18,000	18,000	18,000	18,000	18,000	18,000	18,000	18,000	18,000	18,000

FF&E at cost	300,000	300,000	300,000	300,000	400,000Q	400,000	400,000	400,000	400,000	400,000

Total Investment	658,904	654,521	650,951	646,655	742,545	755,526	769,028	783,069	797,671	812,858
Total Investment
÷EBITDA = ROI	1.1%	18.9%	22.3%	24.9%	23.9%	25.0%	26.2%	27.3%	28.4%	29.4%

Assets	790,070	762,633	738,124	714,331	775,881	742,339	709,741	718,125	727,530	747,997
Assets ÷ EBITDA
= ROA	0.9%	16.2%	19.7%	22.5%	22.8%	25.5%	28.4%	29.8%	31.1%	31.9%
Internal Rate of
Return1 (after
tax)										19%
Reconciliation of EBITDA
Net Income	(23,241)	50,073	63,751	73.643	73,167	83,162	90,807	123,805	131,732	146,059
Plus Interest	—	—	—	—	—	—	—	—	—	—
Plus Taxes	(13,649)	29,408	37,441	43,251	42,971	48,841	53,331	72,711	77,366	85,781
=EBIT	(36,890)	79,481	101,191	116,894	116,139	132,003	144,138	196,516	209,099	231,840
Plus
depreciation and
amortization	44,000	44,000	44,000	44,000	61,143	57,143	57,143	17,143	17,143	7,143
=EBITDA	7,110	123,481	145,191	160,894	177,282	189,145	201,281	213,659	226,241	238,982

(1)	Internal rate of return is a measurement of the rate of return of the proposed location based on the initial investment with the present value of its future cash flows.

Management Discussion of New Store Proforma

The Company goes through a detailed analysis of potential store sites. Data considered is population, schools, area businesses, competition, household makeup, and disposable income. The Company has entered into a consulting arrangement with an outside party to document detailed statistics on all current locations and guide it in the site selection process.

The Company has developed a new store model the basis of which has sales in the first year of operation at $2.14 million. These locations are planned to be 18,224 square feet and be ALCO banners. The Company will build locations, as appropriate, and do a sale leaseback, as is typical Company practice. The investment by the Company includes inventory at cost of approximately $500,000 at store opening, and $300,000 of property, plant and equipment. The Company plans for an additional investment in plant and equipment in the fifth year of the stores life for contingencies such as air conditioner replacement, or asphalt repair. The Company allocates a portion of corporate overhead to the new store, assuming that some incremental costs will be due to this location. The determination of the viability of the location is contingent on the internal rate of return being achieved with this allocation in place. Over a ten year period, the Company expects a store to have an internal rate of return after taxes of 19%. Any site submitted for consideration must meet these criteria.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. eastern time on January 4, 2006, to discuss its Fiscal 2007 Operating Plan, IT Initiative, Capital Expenditure Plan and New Store Proforma in greater detail. The dial-in number for the conference call is 800-289-0533 (international/local participants dial 913-981-5525), and the Confirmation Code is 4989203. Parties interested in participating in the conference call should dial in approximately five minutes prior to 11:15 a.m. eastern time. A replay of the call will be available two hours after completion from

January 4 through January 18, 2006 by dialing 888-203-1112 or for international/local callers by dialing 719-457-0820. The Replay Passcode is 4989203.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS, FINANCIAL CONDITION OR BUSINESS

        Certain statements contained in this Current Report on Form 8-K that are not statements of historical fact may constitute “forward-looking statements” within the meaning of Section 21E of the Exchange Act. These statements are subject to risks and uncertainties, as described below. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, capital expenditures, store openings, store closings, payment or non-payment of dividends, capital structure and other financial items, (ii) statements of plans and objectives of the Company’s management or Board of Directors, including plans or objectives relating to inventory, store development, marketing, competition, business strategy, store environment, merchandising, purchasing, pricing, distribution, transportation, store locations and information systems, (iii) statements of future economic performance, and (iv) statements of assumptions underlying the statements described in (i), (ii) and (iii). Forward-looking statements can often be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should,” “could,” “intends,” “plans,”“estimates”, “projects” or “anticipates,” variations thereof or similar expressions.

        Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. The Company’s future results of operations, financial condition and business operations may differ materially from the forward-looking statements or the historical information stated in this Current Report on Form 8-K. Stockholders and investors are cautioned not to put undue reliance on any forward-looking statement.

        There are a number of factors and uncertainties that could cause actual results of operations, financial condition or business contemplated by the forward-looking statements to differ materially from those discussed in the forward-looking statements made herein or elsewhere orally or in writing, by, or on behalf of, the Company, including:

•	Sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general,

•	The Company’s ability to implement the POS software;

•	The Company’s ability to train employees in the new POS system; and

•	The Company’s ability to meet the time tables set forth in this Current Report and in the Lease and Proposal

Additional information regarding these and other factors may be included in the Company’s annual and quarterly reports filed on Forms 10-K and 10-Q, respectively, and other public documents, copies of which are available from the Company on request. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access these periodic reports and other public documents of the Company.